Exhibit 99.1

For Release 3:00 p.m., C.S.T. May 5, 2011
Rochester Medical Reports Second Quarter Results
Stewartville, MN May 5, 2011.
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its second quarter ended March 31, 2011.
The Company reported record sales of $12,853,000 for the current quarter compared to $9,845,000 for the second quarter of last year. It also reported net loss of ($1,259,000) or ($0.10) per diluted share compared to net loss of ($351,000) or ($0.03) per diluted share for the same quarter of last year.
The approximate 31% increase in sales (29% on constant currency basis) resulted from a 39% increase in Rochester Medical Direct Sales (37% on a constant currency basis) and an 8% increase in Private Label Sales (8% on a constant currency basis). Direct Sales include sales made directly to the end consumer and include all Rochester Medical branded sales, UK Script Easy sales, and all Laprolan sales. Beginning with the second quarter of this fiscal year, the Company’s operating results include the operating results of Laprolan B.V., the Company’s newly acquired subsidiary in The Netherlands. Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the second quarter of fiscal 2011, the U.S. dollar was somewhat weaker versus the pound sterling thus positively affecting Rochester Medical Direct Sales growth levels in actual U.S. dollars given the significant volume of direct sales in the United Kingdom.
Net loss adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income (Loss)” for the current quarter was ($437,000) or ($.04) per diluted share compared to Non-GAAP Net Income of $140,000 or $.01 per diluted share for the second quarter of last year. The net loss for the current quarter is attributable to the recent significant increase in the Company’s strategic investment in Sales and Marketing. In the second quarter the completed expansion of the U.S. sales and marketing force added over a million dollars in incremental costs compared to the same period last year. The Company believes the investment will generate significant increases in revenue over the next few years.
Commenting on today’s results Rochester Medical’s CEO and President Anthony J. Conway said, “The excellent 37% constant currency growth in Direct Sales for the quarter was in large part due to the Laprolan acquisition reinforced by continued solid growth in Direct Sales of 24% in the combined U.S. and U.K. markets where we have a sales force presence. The growth was partially offset by a decline in Direct Sales in other parts of the world due to timing of orders and shipments.

“I want to thank our Laprolan employees for their spirit of co-operation and excitement as they have become an important part of the Rochester Medical Team. Now, with significant presence in the U.K., The Netherlands, and the United States, and with sales in countries throughout the world, we are truly becoming a recognized global leader in our field.”
Conway concluded, “By fiscal year end we expect to be operating profitably. Looking ahead, we are strongly focused on growing the top line, flattening costs, and generating profits.”
Acquisition of Laprolan B.V.
On April 7, 2011, Rochester Medical announced the completed acquisition of Laprolan B.V., the former Medical Supplies Division and wholly owned subsidiary of Fornix BioSciences N.V. Under the terms of the purchase agreement the purchase is deemed retroactive to January 1, 2011. The final purchase price for Laprolan B.V., was $14,878,125 net of interest paid.
Agreement with Teleflex Incorporated
Rochester Medical today announced an exclusive agreement with Teleflex Incorporated whereby they will market and sell Rochester Medical’s Strata-NF Anti-Infection Foley Catheter in a number of countries in mainland Europe.
Conference Call and Webcast
The Company will hold a quarterly conference call today to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888.713.4211
International:	617.213.4864
Pass code:	65580251
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=P6YE3FJK6
Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888-286-8010
International:	617-801-6888
Pass code:	70081655
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Use of Non-GAAP Financial Measures
Rochester Medical has provided Non-GAAP Net Income (Loss) in addition to net income (loss) calculated in accordance with generally accepted accounting principles (GAAP)

because management believes Non-GAAP Net Income (Loss) provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income (Loss) and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income (Loss) and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income (Loss) and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Loss and Non-GAAP Net Income (Loss), and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
About Rochester Medical Corporation
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500. More information about Rochester Medical is available on its website at http://www.rocm.com.
Forward-Looking Statements
This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical. Such statements are based on currently available information, operating plans and management’s expectations about future events and trends. Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions and our level of success in increasing Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Rochester Medical Corporation
Press Release — F11 Second Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
Sales	$12,852,601	$9,845,480	$23,799,006	$20,077,292

Cost of sales	6,493,407	5,186,396	12,035,681	10,805,100

Gross profit	6,359,194	4,659,084	11,763,325	9,272,192
Gross profit %	49.5%	47.3%	49.4%	46.2%

Costs and expenses:
Marketing and selling	5,012,747	2,871,675	8,894,727	5,648,992
Research and development	251,672	241,390	529,527	684,418
General and administrative	2,403,698	1,747,604	4,112,791	3,438,351

Total operating expenses	7,668,117	4,860,669	13,537,045	9,771,761

Loss from operations	(1,308,923)	(201,585)	(1,773,720)	(499,569)

Other income (expense)

Interest income	51,977	49,717	104,547	105,373
Interest expense	(123,596)	(39,470)	(154,855)	(80,588)
Other income	(12,865)	(34,739)	(29,147)	(61,386)

Net loss before income taxes	(1,393,407)	(226,077)	(1,853,175)	(536,170)

Income tax expense(benefit)	(134,009)	125,339	(424,695)	(15,596)

Net loss	$(1,259,398)	$(351,416)	$(1,428,480)	$(520,574)

Loss per common share — Basic	$(0.10)	$(0.03)	$(0.12)	$(0.04)

Loss per common share — Diluted	$(0.10)	$(0.03)	$(0.12)	$(0.04)

Weighted Average Shares:	12,223,347	12,195,334	12,174,780	12,193,441

Basic

Weighted Average Shares:
Diluted	12,223,347	12,195,334	12,174,780	12,193,441

Rochester Medical Corporation
Press Release — F11 Second Quarter
Condensed Balance Sheets

	(unaudited)
	March 31,	September 30,
	2011	2010
Assets

Current Assets
Cash and equivalents	$4,889,264	$4,545,907
Marketable securities	29,468,851	30,967,007
Accounts receivable	9,179,768	7,858,540
Inventories	11,867,139	9,240,291
Prepaid expenses and other assets	2,236,128	846,899
Deferred income tax	851,562	872,849

Total current assets	58,492,712	54,331,493

Property and equipment, net	11,929,967	10,017,239
Deferred income tax	1,195,440	1,175,052
Intangible assets, net	11,159,888	5,580,726
Goodwill	10,680,572	4,561,781

Total Assets	$93,458,579	$75,666,291

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,893,187	$2,016,058
Accrued expenses	2,294,800	2,069,222
Short-term debt	16,723,998	2,641,233

Total current liabilities	21,911,985	6,726,513

Long-term liabilities	1,698,738	46,327

Stockholders’ equity	69,847,856	68,893,451

Total Liabilities and Stockholder’s Equity	$93,458,579	$75,666,291

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Six months ended
March 31, 2011

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
GAAP Sales as Reported	$12,852,601	$9,845,480	$23,799,006	$20,077,292

Exchange rate as Reported	1.60	1.56	1.59	1.60

Constant Currency Sales	$12,852,601	$9,947,168	$23,799,006	$20,056,899

(1) Exchange rate used for Constant Currency Purposes	1.60	1.60	1.59	1.59

Net Effect of Constant Currency Illustration	$—	$101,688	$—	$(20,393)

(1)	For illustrative purposes Constant Currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars and the Euro to US dollars. The rate represents the average exchange rate for the respective three or six month period. For fiscal 2011 there will be no rate variance from the Euro to the US dollar.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net (Loss) to Non-GAAP Net Income (Loss)
For the Three and Six months ended
March 31, 2011 and 2010

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
GAAP Net Income (Loss) as Reported	$(1,259,000)	$(351,000)	$(1,428,000)	$(521,000)

Diluted EPS as Reported	$(0.10)	$(0.03)	$(0.12)	$(0.04)

Adjustments for non-recurring unusual items:
Merger and acquisition costs for Laprolan (1)	255,000	—	391,000	—

Subtotal	255,000	—	391,000	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	195,000	129,000	323,000	258,000
ASC 718 compensation expense (3)	372,000	362,000	567,000	550,000

Subtotal	567,000	491,000	890,000	808,000

Non-GAAP Net Income (Loss)	$(437,000)	$140,000	$(147,000)	$287,000

Non-GAAP Diluted EPS	$(0.04)	$0.01	$(0.01)	$0.02

Weighted Average Shares — Diluted	12,223,347	12,768,464	12,174,780	12,703,486

(1)	Merger and acquisition costs related to the purchase of Laprolan B.V. from Fornix N.V.

(2)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and sixth months ended March 31, 2011 and 2010 related to certain intangibles. The gross amount of amortization expense for the three months ended March 31, 2011 and 2010 is $251,000 and $163,000 net of taxes of $56,000 and $34,000 for net amounts of $195,000 and $129,000 respectively. The gross amount of amortization expense for the six months ended March 31, 2011 and 2010 is $414,000 and $326,000 net of taxes of $91,000 and $68,000 for net amounts of $323,000 and $258,000 respectively.

(3)	Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and sixth months ended March 31, 2011 and 2010. The gross amount of compensation expense for the three months ended March 31, 2011 and 2010 is $582,000 and $565,000 net of taxes of $210,000 and $203,000 for net amounts of $372,000 and $362,000 respectively. The gross amount of compensation expense for the six months ended March 31, 2011 and 2010 is $877,000 and $850,000 net of taxes of $310,000 and $300,000 for net amounts of $567,000 and $550,000 respectively.